Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
CERTIFICATE OF TRUST OF	Delivered 12:20 PM 01/03/2019
OSPREY BITCOIN TRUST	FILED 12:20 PM 01/03/2019
SR 20190040536 – File Number 7221345

THIS Certificate of Trust of Osprey Bitcoin Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Osprey Bitcoin Trust.

2. Delaware Trustee. The name and address of the trustee of the Trust with a principal place of business in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 381l(a)(1) of the Act.

Delaware Trust Company, not in its individual capacity but solely Trustee of the Trust

By:
Name:	Thomas Musarra
Title:	Vice President